As filed with the Securities and Exchange Commission on May 12, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GXO Logistics, Inc.
(Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	4700 (Primary Standard Industrial Classification Code Number)	86-2098312 (IRS Employer Identification Number)

Two American Lane
Greenwich, Connecticut 06831
(203) 489-1287
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Karlis Kirsis
Two American Lane
Greenwich, Connecticut 06831
(203) 489-1287
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
with copy to:
Adam O. Emmerich, Esq.
Viktor Sapezhnikov, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000
Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and an “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 12, 2022
GXO LOGISTICS, INC.
Offers to Exchange New Notes Set Forth Below
Registered Under the Securities Act of 1933, as amended
for
Any and All Corresponding Outstanding Old Notes
Set Forth Opposite Below
New Notes	Old Notes
$400,000,000 1.650% Notes due 2026	$400,000,000 1.650% Notes due 2026
$400,000,000 2.650% Notes due 2031	$400,000,000 2.650% Notes due 2031
Principal Terms of the Exchange Offers:
These are offers (the “exchange offers”) by GXO Logistics, Inc., a Delaware corporation (“GXO,” “we,” “us,” “our,” the “Company,” the “Issuer” or the “Registrant”), to exchange:
1.
up to $400,000,000 1.650% Notes due 2026 (the “Old 5-Year Notes”) for a like principal amount of 1.650% Notes due 2026, the offer of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “Exchange 5-Year Notes”); and

2.
up to $400,000,000 2.650% Notes due 2031 (the “Old 10-Year Notes” and together with the Old 5-Year Notes, the “Old Notes”) for a like principal amount of 2.650% Notes due 2031, the offer of which has been registered under the Securities Act (the “Exchange 10-Year Notes” and together with the Exchange 5-Year Notes, the “Exchange Notes” and the Exchange Notes, together with the Old Notes and any additional notes that GXO may issue from time to time under the Indenture, the “Notes”);

Each of the exchange offers expires at 11:59 p.m., New York City time, on [•], 2022, unless GXO extends one or more offers. You may withdraw tenders of Old Notes at any time prior to the expiration of the relevant exchange offer. The exchange offers are not subject to any condition other than that they will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the exchange offers have been instituted or threatened in any court or by any governmental agency. The exchange offers are not conditioned upon any minimum principal amount of outstanding Old Notes being tendered.
Principal Terms of the Exchange Notes:
The terms of the Exchange Notes to be issued in the exchange offers are substantially identical in all material respects to terms of the Old Notes, except that the Exchange Notes will not be subject to restrictions on transfer, and the registration rights, additional interest and special mandatory redemption provisions applicable to the Old Notes will not apply to the Exchange Notes. No public market currently exists for the Old Notes. GXO does not intend to list the Exchange Notes on any securities exchange, and, therefore, no active public market is anticipated.
The Exchange Notes will be unsecured, unsubordinated obligations of GXO and will rank equally in right of payment with all of GXO’s existing and future unsecured, unsubordinated indebtedness.
You should carefully consider the risk factors beginning on page 11 of this prospectus before participating in these exchange offers.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. GXO has agreed that, for a period of up to 180 days after the expiration date of the applicable exchange offer, if requested by one or more such broker-dealers, GXO will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers. See “Plan of Distribution.”
None of the SEC, any state securities commission or other regulatory agency has approved or disapproved of the Exchange Notes or the exchange offers or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May [•], 2022.

GXO has not authorized anyone to provide you with information that is different from the information included or incorporated by reference in this document. GXO cannot take responsibility for, nor provide assurances as to the reliability of, any different or additional information that others may give you. This document may only be used where it is legal to sell these securities.

No person is authorized in connection with these exchange offers to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by GXO. You should assume that the information contained in this prospectus is accurate only as of its date.
This prospectus does not constitute an offer to sell or buy any Exchange Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Exchange Notes and participate in the exchange offers solely on information contained or incorporated by reference in this prospectus.
No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offers under applicable legal investment or similar laws or regulations.
GXO has filed with the SEC a registration statement on Form S-4 (File No. 333-[       ]) with respect to the exchange offers and the Exchange Notes. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about GXO, the exchange offers and the Exchange Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules and the documents incorporated by reference herein. Statements GXO makes in this prospectus or in the documents incorporated by reference herein about certain contracts or other documents are not necessarily complete. When GXO makes such statements, GXO refers you to the copies of the contracts or documents that are filed, because those statements are qualified in all respects by reference to those exhibits. The registration statement incorporates important business and financial information about GXO that is not included or delivered with this document. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also obtain this information without charge by writing to GXO Logistics, Inc., Two American Lane, Greenwich, CT 06831, Attention: Investor Relations.
In order to ensure timely delivery, you must request the information no later than [•], 2022, which is five business days before the expiration of the applicable exchange offer.

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This prospectus and other materials GXO has filed or will file with the SEC contain or incorporate by reference statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance or the Separation (as defined below) from XPO Logistics, Inc. (“XPO”). Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of GXO following the Separation, including the estimated costs associated with the Separation, synergies or customer cost savings, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, without limitation:
•
the severity, magnitude, duration and aftereffects of the Covid-19 pandemic and government responses to the Covid-19 pandemic;

•
public health crises (including Covid-19);

•
economic conditions generally;

•
competition and pricing pressures;

•
our ability to align our investments in capital assets, including equipment, service centers and warehouses, with our customers’ demands;

•
our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies;

•
our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems;

•
our ability to raise debt and equity capital;

•
litigation;

•
labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees;

•
risks associated with defined benefit plans for our current and former employees;

•
fluctuations in currency exchange rates;

•
fluctuations in fixed and floating interest rates;

•
issues related to our intellectual property rights;

•
governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes;

•
governmental or political actions, including the United Kingdom’s exit from the European Union;

•
natural disasters, terrorist attacks or similar incidents;

•
political, economic, and regulatory risks relating to GXO’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations;

•
geopolitical volatility in Europe and the macro economic impact of such events;

•
a material disruption of GXO’s operations;

ii

•
the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted;

•
the impact of potential cyberattacks and information technology or data security breaches;

•
the inability to implement technology initiatives successfully;

•
the expected benefits of the Separation, including the risk that the Separation will not produce the desired benefits;

•
a determination by the Internal Revenue Service that the Distribution or certain related transactions should be treated as taxable transactions;

•
the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the Separation will exceed our estimates; and

•
the impact of the Separation on our businesses, our operations, our relationships with customers, suppliers, employees and other business counterparties, and the risk that the businesses will not be separated successfully or that such Separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on our resources, systems, procedures and controls, disruption of our ongoing business, and diversion of management’s attention from other business concerns.

In addition, our Form 10-K for the fiscal year ended December 31, 2021, our Form 10-Q for the fiscal quarter ended March 31, 2022 and our other filings with the SEC include important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors.” In addition, we discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the SEC, including our Registration Statement on Form 10, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements speak only as of the date of this report or, in the case of any document incorporated by reference herein, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.

iii

SUMMARY
The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offers or the Exchange Notes, including information that may be important to you. To better understand GXO’s business and financial position, you should carefully review this entire document and the documents incorporated herein by reference, including the information under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Our Company
Business Overview
GXO Logistics, Inc., together with its subsidiaries, is the largest pure-play contract logistics provider in the world and a foremost innovator in an industry propelled by strong secular tailwinds. Our customers rely on us to move their goods with high efficiency through their supply chains — from the moment inbound goods arrive at our logistics sites, through fulfillment and distribution and the management of returned products. Our customer base includes many blue-chip leaders in sectors that demonstrate high growth and/or durable demand, with significant growth potential through customer outsourcing of logistics services.
We strive to provide all of our customers with consistently high levels of service and cutting-edge automation managed by our proprietary technology. We also collaborate with our largest customers on planning and forecasting and provide assistance with network optimization, working with these customers to design or redesign their supply chains to meet specific goals, such as sustainability metrics. Our multidisciplinary, consultative approach has led to many of our key customer relationships extending for years and expanding in scope.
The most dramatic growth in secular demand in recent years has been in ecommerce and related sectors, including omnichannel retail and other direct-to-consumer channels. As part of our growth strategy, we intend to develop additional business in consumer and other verticals where we already have deep expertise, prominent customer relationships and a strong track record of successful performance. We also intend to expand into new verticals by leveraging our capacity and technological strengths and by marketing the benefits of our proprietary platform for warehouse operations. We use technology to manage advanced automation, labor productivity, safety and the complex flow of goods within sophisticated logistics environments.
Our business model is asset-light and historically resilient in cycles, with high returns, strong free cash flow and visibility into revenue and earnings. The vast majority of our contracts with customers are multi-year agreements, and our facility lease arrangements generally align with contract length. Most of our customer contracts contain both fixed and variable components. The fixed component is typically designed to cover facility, technology and equipment costs and may cover management costs, while the variable component is determined based on expected volumes and associated labor costs.
Our principal executive offices are located at Two American Lane, Greenwich, Connecticut 06831, and our telephone number at that location is (203) 489-1287.
The Separation
On August 2, 2021, the Company completed its separation from XPO (the “Separation”), distributed all of the outstanding common stock of the Company to XPO stockholders of record as of the close of business on July 23, 2021 (the “Distribution”) and began regular-way trading of the Company’s common stock on the New York Stock Exchange under the ticker symbol “GXO.” GXO was incorporated as a Delaware corporation in February 2021. The Separation was completed under a Separation and Distribution Agreement and various other agreements that govern aspects of the Company’s relationship with XPO, including, but not limited to a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement and an Intellectual Property License Agreement.
Clipper Acquisition
On February 28, 2022, the Company and the board of directors of Clipper Logistics plc, a retail logistics company based in Leeds, England (“Clipper”), reached an agreement on the terms of a cash and share offer by the Company for the acquisition of the entire issued ordinary share capital of Clipper for approximately £1.0 billion (approximately $1.3 billion) (the “Clipper Acquisition”). Under the terms of the agreement, Clipper shareholders will be entitled to receive 690 pence (approximately $9.06 as of March 31, 2022) in cash and 0.0359 of a share of GXO common stock per share.
In connection with the Clipper Acquisition, (i) the Company and Clipper entered into a Cooperation Agreement, (ii) the Company entered into a Bridge Term Loan Credit Agreement and (iii) the Company entered into a Term Loan Credit Agreement. In April 2022, the Clipper Acquisition was approved by Clipper’s shareholders.
It is intended that the Clipper Acquisition will be effected by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (the “Scheme”), and is subject to the terms and conditions set out in the scheme document that was published on March 17, 2022 (the “Scheme Document”). In the Scheme Document, the parties stated that they expected the Scheme to become Effective (as defined in the Scheme Document) in summer 2022. Notwithstanding this, the Company and Clipper now expect the Effective Date (as defined in the Scheme Document) to be May 24, 2022.

THE EXCHANGE OFFERS
Background
On July 2, 2021, we completed the private offering and issuance of the Old Notes, the net proceeds of which were used to fund a cash distribution to XPO in connection with the Separation and Distribution, to provide us with working capital and/or to pay fees, costs and expenses incurred in connection with the Separation and Distribution, the issuance of the Old Notes and related transactions. We are offering to issue the Exchange Notes in exchange for the Old Notes to satisfy our obligations under the Registration Rights Agreement, dated July 2, 2021 (the “Registration Rights Agreement”) that we entered into with the initial purchasers of the Old Notes.
After the exchange offers are complete, holders of Old Notes will no longer be entitled to any exchange or registration rights with respect to the Exchange Notes.
Exchange Offers
The Registrant is offering to exchange:
•
the unregistered Old 5-Year Notes for a like principal amount of the Exchange 5-Year Notes; and

•
the unregistered Old 10-Year Notes for a like principal amount of the Exchange 10-Year Notes.

The Exchange Notes will be substantially identical in all material respects to the Old Notes, except that the Exchange Notes will not be subject to restrictions on transfer, and the registration rights, additional interest and special mandatory redemption provisions applicable to the Old Notes will not apply to the Exchange Notes.
Old Notes may be exchanged only in minimum denominations of $2,000 and larger integral multiples of $1,000. You should read the discussion under the headings “The Exchange Notes” and “Description of Exchange Notes” for further information regarding the Exchange Notes. You should also read the discussion under the heading “Terms of the Exchange Offers” for further information regarding the exchange offers and resale of the Exchange Notes.
Resales
Based on interpretations by the staff of the SEC set forth in previous no-action letters issued to third parties, including Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated, GXO believes that the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:
•
are acquiring the Exchange Notes in the ordinary course of business;

•
have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes; and

•
you are not an “affiliate” of GXO, as defined in Rule 405 of the Securities Act.

By signing the letter of transmittal and exchanging your Old Notes for Exchange Notes, as described below, you will be making representations to the effect of the above conditions. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.
We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.
Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offers in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”
Any holder of Old Notes who:
•
is GXO’s affiliate;

•
does not acquire the Exchange Notes in the ordinary course of its business; or

•
cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters;

must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. GXO will not assume, nor will GXO indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Exchange Notes issued in the exchange offers absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.
If applicable law or applicable interpretations of the staff of the SEC do not permit GXO to effect the exchange offers, or if the exchange offers are not consummated by June 27, 2022 for any reason, or upon the request of holders of the Notes under certain limited circumstances, GXO will be required to file, and use commercially reasonable efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of the Old Notes. See “Terms of the Exchange Offers — Additional Obligations.”
Expiration Time
Each of the exchange offers will expire at 11:59 p.m., New York City time, on [•], 2022, or such later date and time to which GXO extends it. GXO does not currently intend to extend the expiration time for any of the offers.
Conditions to the Exchange Offers
The exchange offers are subject to the following conditions, which GXO may waive:
•
the exchange offers do not violate applicable law or applicable interpretations of the staff of the SEC; and

•
there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to these exchange offers, that, in GXO’s judgment, could reasonably be expected to impair GXO’s ability to proceed with the exchange offers.

The exchange offers are not conditioned upon any minimum principal amount of outstanding Old Notes being tendered. See “Terms of the Exchange Offers — Conditions to the Exchange Offers.”
Procedures for Tendering the Old Notes
If you wish to accept and participate in the exchange offers, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the completed, executed letter of transmittal or the copy thereof, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC described herein.
By signing or agreeing to be bound by the letter of transmittal, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, you represent to GXO that, among other things:
•
any Exchange Notes that you receive will be acquired in the ordinary course of their business;

•
you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•
if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•
you are not an “affiliate” of GXO as defined in Rule 405 under the Securities Act.

In addition, you may be required to make such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.
Special Procedures for Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Old Notes in the exchange offers, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offers on your own behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time.
If you are a beneficial owner that holds Old Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Old Notes, contact Euroclear or Clearstream directly to ascertain the procedure for tendering Old Notes and comply with such procedure.
Withdrawal of Tenders
Tenders of Old Notes pursuant to any of the exchange offers may be withdrawn at any time prior to the expiration time of the applicable exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offers — Exchange Agent” before the expiration time of the applicable exchange offers.
Acceptance of the Old Notes and Delivery of Exchange Notes
If all the conditions to the completion of the exchange offers are satisfied, GXO will accept any and all Old Notes that are properly tendered in these exchange offers and not properly withdrawn before the applicable expiration time. GXO will return any Old Notes that GXO does not accept for exchange to its registered holder at its expense promptly after the expiration time. GXO will deliver the Exchange Notes to the registered holders of Old Notes accepted for exchange promptly after the expiration time and acceptance of such Old Notes. See “Terms of the Exchange Offers — Acceptance of Old Notes for Exchange; Delivery of Exchange Notes.”
Effect on Holders of Old Notes
As a result of making, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the exchange offers, GXO will have fulfilled a covenant contained in the Registration Rights Agreement. If a holder of Old Notes does not tender its Old Notes in the exchange offers, such holder will continue to hold its Old Notes and such holder will be entitled to all the rights and limitations applicable to the Old Notes in the Indenture (as defined in “Description of Exchange Notes”), except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offers. See “Terms of the Exchange Offers — Purpose and Effect of the Exchange Offers.”
Consequences of Failure to Exchange
All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the Indenture.
In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Old Notes will likely become more limited to the extent that other holders of Old Notes participate in the exchange offers. Following consummation of the exchange offers, GXO will not be required to register under the Securities Act any Old Notes that remain outstanding, except in the limited circumstances in which it is obligated to file a shelf registration statement for certain holders of Old Notes not eligible to participate in the exchange offers pursuant to the Registration Rights Agreement.
If your Old Notes are not tendered and accepted in the exchange offers, it may become more difficult to sell or transfer the Old Notes. See “Terms of the Exchange Offers — Additional Obligations” and “Risk Factors.”
Material U.S. Federal Income Tax Considerations
The exchange of Old Notes for Exchange Notes in the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”
Exchange Agent
Computershare Trust Company, N.A. is the exchange agent for the exchange offers (“exchange agent”). The address and telephone number of the exchange agent are set forth in the section captioned “Terms of the Exchange Offers — Exchange Agent.”

THE EXCHANGE NOTES
The terms of the Exchange Notes are summarized below solely for your convenience. This summary is not a complete description of the Exchange Notes. Other than the restrictions on transfer, registration rights, additional interest provisions and special mandatory redemption provisions, the Exchange Notes will have the same terms as the Old Notes. For a more detailed description of the Exchange Notes, see the discussion under the caption “Description of Exchange Notes” beginning on page 28 of this prospectus.
You should read the full text and more specific details contained elsewhere in this prospectus, including the “Risk Factors” section and consolidated financial statements and the notes thereto incorporated by reference into this prospectus.
In this section, the terms “Company,” “we” and “our” refer only to GXO Logistics, Inc. and not any of its subsidiaries.
Issuer
GXO Logistics, Inc.
Securities Offered
$400 million aggregate principal amount of Exchange 5-Year Notes.
$400 million aggregate principal amount of Exchange 10-Year Notes.
Interest Rate on the Notes
1.650% for the Exchange 5-Year Notes.
2.650% for the Exchange 10-Year Notes.
Interest Payment Dates
Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor. The holders of the Old Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Notes from the last interest payment date on which interest was paid or duly provided for on such Old Notes to the date of issuance of the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. Interest is payable on the Exchange Notes beginning with the first interest payment date following the consummation of the exchange offers.
Interest on the Exchange 5-Year Notes and the Exchange 10-Year Notes will be payable on January 15 and July 15 of each year.
Maturity Dates
July 15, 2026 for the Exchange 5-Year Notes.
July 15, 2031 for the Exchange 10-Year Notes.
Optional Redemption
We may redeem the Exchange 5-Year Notes and the Exchange 10-Year Notes at our option, either in whole or in part, at any time or from time to time prior to the applicable Par Call Date (as defined below), at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date:
1.
100% of the aggregate principal amount of the Exchange Notes being redeemed; or

2.
the sum of the present values of the Remaining Scheduled Payments (as defined below).

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve

30-day months) using a discount rate equal to the Treasury Rate (as defined below in “Description of Exchange Notes — Optional Redemption”) plus 15 basis points for the Exchange 5-Year Notes and 20 basis points for the Exchange 10-Year Notes.
We may redeem the Exchange 5-Year Notes and the Exchange 10-Year Notes at our option, either in whole or in part, at any time or from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.
“Par Call Date” means, with respect to the Exchange 5-Year Notes, June 15, 2026 (the date that is one month prior to the maturity date of the Exchange 5-Year Notes), and with respect to the Exchange 10-Year Notes, April 15, 2031 (the date that is three months prior to the maturity date of the Exchange 10-Year Notes).
“Remaining Scheduled Payments” means, with respect to any Exchange Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date if such note matured on the applicable Par Call Date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Exchange Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but excluding, such redemption date. See “Description of Exchange Notes — Optional Redemption.”
Ranking
The Exchange Notes will be our unsecured and unsubordinated obligations and will:
•
rank equally in right of payment with all of our other unsecured and unsubordinated obligations;

•
be structurally subordinated to all liabilities of our subsidiaries; and

•
be effectively junior to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

Use of Proceeds
GXO will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, GXO will receive in exchange Old Notes in like principal amount, which will be cancelled and, as such, issuing the Exchange Notes will not result in any increase in GXO’s indebtedness or be financed with new borrowings.
Change of Control
If a change of control repurchase event (as described in the section entitled “Description of Exchange Notes — Purchase of Notes upon a Change of Control Repurchase Event”) occurs with respect to a series of Exchange Notes, we will be required to make an offer to each holder of the applicable Exchange Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s Exchange Notes of such series, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Exchange Notes repurchased plus any accrued and unpaid interest on the Exchange Notes repurchased to, but excluding, the date of repurchase. See “Description of Exchange Notes — Purchase of Notes upon a Change of Control Repurchase Event.”

Certain Covenants
The Indenture (as defined below) includes covenants that, among other things, limit the Company’s ability and the ability of its Domestic Subsidiaries (as defined below in “Description of Exchange Notes — Certain Definitions”) to create, incur, issue, assume or guarantee any debt for borrowed money secured by any lien, security interest, pledge, mortgage, conditional sale or other title retention agreement or other similar encumbrance on any Principal Properties (as defined below in “Description of Exchange Notes — Certain Definitions”) and limit the Company’s ability to consolidate with or merge into another person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property or assets to any other person. These covenants are subject to a number of important qualifications and limitations. See “Description of Exchange Notes.”
Trustee, Securities Registrar and Paying Agent
Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association.
Form and Denominations
The Exchange Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the Exchange Notes through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations that are participants in these systems.
Risk Factors
For a discussion of factors you should carefully consider before deciding to purchase the Exchange Notes, see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages ii and 11, respectively, of this prospectus and the “Risk Factors” discussed in GXO’s Registration Statement on Form 10, Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, which documents are in each case incorporated by reference in this prospectus.
No Public Market
The Exchange Notes are new securities, and there is currently no established trading market for the Exchange Notes. See “Risk Factors.” An active trading market may not develop for the Exchange Notes, and we do not intend to apply to list the Exchange Notes on any securities exchange or for quotation in any automated dealer quotation system.
Governing Law
The Exchange Notes will be, and the Indenture is, governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS
GXO is subject to certain risks and uncertainties due to the nature of the business activities it conducts. The risks discussed below, any of which could materially and adversely affect its business, financial condition, cash flows, performance and results of operations, are not the only risks GXO faces. GXO may experience additional risks and uncertainties not currently known to it; or, as a result of developments occurring in the future, conditions that GXO currently deems to be immaterial may also materially and adversely affect its business, financial condition, cash flows, performance and results of operations. In any such case, you may lose all or a part of your original investment and not realize any return you may have expected thereon.
Investing in the Exchange Notes involves risks. Prospective investors should consider carefully all of the information set forth in this prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the factors discussed below and under “Risk Factors” included in our Registration Statement on Form 10, our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and our Current Reports on Form 8-K. See “Incorporation of Certain Information by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to the Exchange Notes
The Issuer has significant outstanding indebtedness, including the Old Notes, and significant unused borrowing capacity under the Revolving Credit Facility, the Bridge Credit Facility and the Term Loan Credit Facility, and may incur additional debt in the future. The terms of the Revolving Credit Facility, the Bridge Credit Facility, the Term Loan Credit Facility and the Indenture restrict, and the terms of any future indebtedness may restrict, certain activities of the Issuer and its subsidiaries.
On June 23, 2021, the Issuer entered into an $800 million senior unsecured 5-year revolving credit facility (the “Revolving Credit Facility”). On February 28, 2022, the Issuer, as borrower, entered into a £745 million unsecured 364-day bridge term loan credit facility (the “Bridge Credit Facility”). On March 22, 2022, the Issuer, as borrower, entered into a £375 million unsecured term loan credit facility (the “Term Loan Credit Facility”), consisting of £187.5 million of loans that mature two years following the closing date of the Term Loan Credit Facility and £187.5 million of loans that mature three years following the closing date of the Term Loan Credit Facility. Concurrently with the effectiveness of the Term Loan Credit Facility, the Issuer reduced the commitments under the Bridge Credit Facility by the aggregate amount of commitments under the Term Loan Credit Facility. The Bridge Credit Facility and the Term Loan Credit Facility were entered into in connection with the Issuer’s agreement to acquire the entire issued ordinary share capital of Clipper. The Bridge Credit Facility and the Term Loan Credit Facility will be available to the Issuer beginning on the date that the Clipper Acquisition is consummated by the Issuer or one of its subsidiaries, subject to the satisfaction of certain customary conditions. As of March 31, 2022, there were no amounts outstanding under the Revolving Credit Facility, the Bridge Credit Facility or the Term Loan Credit Facility.
The Revolving Credit Facility, the Bridge Credit Facility, the Term Loan Credit Facility and the Indenture impose restrictions on the Issuer and certain subsidiaries, including certain restrictions customary for financings of these types that, among other things, limit the ability of the Issuer and its subsidiaries to incur liens, the ability of the Issuer to make certain fundamental changes and, in the case of the Revolving Credit Facility, the Bridge Credit Facility and the Term Loan Credit Facility, limit the ability of certain of the Issuer’s subsidiaries to incur indebtedness. In addition, the Revolving Credit Facility, the Bridge Credit Facility and the Term Loan Credit Facility require the Issuer to comply with a maximum consolidated total leverage ratio. The ability of the Issuer to comply with such restrictions and covenants may be affected by events beyond the Issuer’s control. If the Issuer breaches any of these restrictions or covenants and does not obtain a waiver from the lenders or holders, as applicable, then, subject to the applicable cure periods and conditions, any outstanding indebtedness under the Revolving Credit Facility, the Bridge Credit Facility, the Term Loan Credit Facility or the Indenture, as applicable, could be declared immediately due and payable. The Issuer may incur significantly more indebtedness in the future by drawing under the Revolving Credit Facility, the Bridge Credit Facility, the Term Loan Credit Facility or otherwise.

The Issuer may not have sufficient cash to purchase the Exchange Notes upon a change of control repurchase event.
As described under “Description of Exchange Notes — Purchase of Notes upon a Change of Control Repurchase Event,” the Issuer will be required to offer to purchase all of the Exchange Notes upon the occurrence of a change of control repurchase event. The Issuer may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to purchase the Exchange Notes under such circumstances. In addition, the Issuer’s ability to purchase the Exchange Notes for cash may be limited by law or the terms of other agreements relating to its debt outstanding at the time. If the Issuer were unable to purchase the Exchange Notes upon the occurrence of a change of control repurchase event, it would result in an event of default under the Indenture.
Servicing our indebtedness requires a significant amount of cash and we may not generate sufficient cash flow from our business to pay our substantial indebtedness.
As of March 31, 2022, (i) the Company had approximately $800 million of unsecured, unsubordinated indebtedness outstanding (including the notes) and (ii) the Company’s subsidiaries had approximately $4.0 billion of outstanding liabilities, which included approximately $2.0 billion of operating and finance leases, $0.9 billion of accrued expenses, and $1.0 billion of other liabilities, but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including (in the case of the Issuer) the Exchange Notes, depends on our future performance, which is subject to economic, financial, competitive, and regulatory factors, as well as other factors beyond our control. The cash flow from operations in the future may be insufficient to service our indebtedness because of factors beyond our control. If we are unable to generate the necessary cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
The Indenture does not limit the Company’s ability to incur indebtedness, prevent the payment of dividends or generally prevent highly leveraged transactions, and there are no financial covenants in the Indenture. As a result, the Company may incur additional debt, which could increase the risks associated with its substantial debt.
Neither the Issuer nor any of the Issuer’s subsidiaries will be restricted from incurring additional unsecured debt or other liabilities, including additional unsubordinated debt, under the Indenture. If we incur additional debt or liabilities, the Issuer’s ability to pay the Issuer’s obligations on the Exchange Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, the Issuer is not restricted under the Indenture from paying dividends or issuing or repurchasing its securities.
There are no financial covenants in the Indenture. Except for the covenants described in “Description of Exchange Notes” there are no covenants or any other provisions in the Indenture which may afford you protection in the event of a highly leveraged transaction, including one that may or may not result in a change of control of the Issuer.
Upon the occurrence of a change of control repurchase event with respect to a series of Exchange Notes, unless the Issuer has exercised its right to redeem such Exchange Notes in accordance with the Indenture, the Issuer will be required to make an offer to each holder of the applicable Exchange Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s Exchange Notes of such series, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Exchange Notes repurchased plus any accrued and unpaid interest on the Exchange Notes repurchased to, but excluding, the date of repurchase as described under “Description of Exchange Notes — Purchase of Notes upon a Change of Control Repurchase Event.” However, the change of control repurchase event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a change of control that would potentially lead to a change of control repurchase event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Exchange Notes. If any such transaction were to occur, the value of the Exchange Notes could decline.
The Exchange Notes will be unsecured and effectively junior to the Issuer’s secured indebtedness to the extent of the value of the assets securing such indebtedness and will rank equally in right of payment with the Issuer’s existing and future unsecured, unsubordinated obligations.
The Exchange Notes will be unsecured, unsubordinated obligations of the Issuer, ranking equally in right of payment with all of the Issuer’s existing and future unsecured, unsubordinated obligations, and will be effectively junior to all of the Issuer’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Indenture restricts the Issuer’s and its Domestic Subsidiaries’ ability to incur debt secured by certain principal properties; however, this covenant is subject to a number of important exceptions and qualifications. In the event of the Issuer’s bankruptcy, liquidation, reorganization or other winding up, any assets of the Issuer that secure debt will be available to pay obligations on the Exchange Notes only after all obligations secured by those assets have been repaid in full. Holders of the Exchange Notes will participate in the remaining assets of the Issuer ratably with all of the Issuer’s unsecured, unsubordinated creditors, including trade creditors.
In addition, if the Issuer incurs any additional debt that ranks equally in right of payment with the Exchange Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Issuer. This may have the effect of reducing the amount of proceeds paid to you.
The Exchange Notes are the unsecured obligations of the Issuer and not the obligation of its subsidiaries and will be structurally subordinated to all liabilities of the Issuer’s subsidiaries.
As of March 31, 2022, (i) the Company had approximately $800 million of unsecured, unsubordinated indebtedness outstanding (including the notes) and (ii) the Company’s subsidiaries had approximately $4.0 billion of outstanding liabilities, which included approximately $2.0 billion of operating and finance leases, $0.9 billion of accrued expenses, and $1.0 billion of other liabilities, but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles.
The Exchange Notes are neither obligations of, nor guaranteed by, the Issuer’s subsidiaries and therefore the Exchange Notes will be structurally subordinated to all existing and future liabilities of the Issuer’s subsidiaries. The Indenture does not restrict Issuer’s subsidiaries’ ability to incur indebtedness or other obligations.
The Issuer’s subsidiaries are separate and distinct legal entities from the Issuer, and such subsidiaries have no obligation to pay any amounts due on the Exchange Notes or to provide the Issuer with funds to meet the Issuer’s payment obligations on the Exchange Notes. Any payment of dividends, loans or advances by the Issuer’s subsidiaries could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. The Issuer’s right to receive any assets of any of its subsidiaries upon their bankruptcy, liquidation, or similar reorganization, and therefore the rights of the holders of the Exchange Notes to participate in those assets, will be structurally subordinated to the claims of such subsidiaries’ creditors, including trade creditors, and all existing and future indebtedness and other liabilities of such subsidiaries.
An increase in market interest rates could result in a decrease in the relative value of the Exchange Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if you exchange for Exchange Notes and market interest rates increase, the market values of your Exchange Notes may decline. We cannot predict the future level of market interest rates.

Changes in our credit ratings may adversely affect the value of the Exchange Notes.
Any ratings assigned to the Exchange Notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that such ratings are under further review for a downgrade, could affect the market value of the Exchange Notes.
There is currently no market for the Exchange Notes, an active trading market may not develop for the Exchange Notes and we do not intend to apply to list the Exchange Notes on any securities exchange or for quotation in any automated dealer quotation system.
The Exchange Notes are a new issue of securities for which there currently is no established public market. We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for quotation of the Exchange Notes on any automated dealer quotation system. We cannot provide you with any assurance regarding whether trading markets for the Exchange Notes will develop, the ability of holders of the Exchange Notes to sell the Exchange Notes or the prices at which holders may be able to sell the Exchange Notes. If no active trading markets develop, you may be unable to resell the Exchange Notes at their fair market value or at any price. In addition, the liquidity of the trading market in the Exchange Notes and the market price quoted for the Exchange Notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or changes in the financial performance or prospects of companies in our industry. In addition, such market-making activities may be limited during the exchange offer or while the effectiveness of a registration statement is pending.
If trading markets for any of the Exchange Notes do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the Exchange Notes. The prices for the Exchange Notes will depend on many factors, including, among others:
•
our credit ratings with major credit rating agencies;

•
the prevailing interest rates being paid by other companies similar to us;

•
our financial condition, financial performance, operating results, cash flows and future prospects; and

•
the overall condition of the financial markets.

Certain covenants in the Indenture apply to property that constitutes a “Principal Property” under the Indenture; however, neither the Issuer nor any Domestic Subsidiary has any property that constitutes a “Principal Property” under the Indenture.
The Indenture includes covenants that, among other things, limit the Issuer’s ability and the ability of its Domestic Subsidiaries to create, incur, issue, assume or guarantee any debt for borrowed money secured by any lien, security interest, pledge, mortgage, conditional sale or other title retention agreement or other similar encumbrance on any Principal Properties, subject to a number of important qualifications. However, as of the date of this prospectus, neither the Issuer nor any Domestic Subsidiary of the Issuer has any property that constitutes a Principal Property under the Indenture. In addition, properties with a net book value of less than 2% of the Issuer’s consolidated total assets are expressly excluded from the definition of Principal Property. Furthermore, the Issuer’s board of directors (or a committee thereof) will have broad discretion to determine that a property is not of material importance to the total business conducted, or assets owned, by the Issuer and its subsidiaries, taken as a whole, and upon such determination any such property will cease to constitute a “Principal Property” under the Indenture.
Our credit ratings may not reflect all risks of your investment in the Exchange Notes.
Any credit ratings assigned or that will be assigned to the Exchange Notes are limited in scope, and do not address all material risks relating to an investment in the Exchange Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Exchange Notes and increase our corporate borrowing costs.
The Issuer may choose to redeem some or all of the Exchange Notes prior to maturity.
The Issuer may redeem some or all of the Exchange Notes at any time and from time to time. See “Description of Exchange Notes — Optional Redemption.” Although the Exchange Notes contain provisions designed to compensate you for the lost value of such Exchange Notes if the Issuer redeems some or all of such Exchange Notes prior to maturity, such provisions only approximate this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security (including with comparable ratings) at an interest rate as high as the interest rate of the Exchange Notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Exchange Notes.
Risks Related to this Exchange
You may have difficulty selling the Old Notes that you do not exchange.
If you do not exchange your Old Notes for Exchange Notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on your Old Notes, and we will not be required to offer another opportunity for you to exchange your Old Notes for registered notes except in limited circumstances. The restrictions on transfer of your Old Notes arise because GXO issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Old Notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from these requirements. We do not intend to register the Old Notes under the Securities Act. We may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Old Notes. To the extent Old Notes are tendered and accepted in the exchange offers, the trading market, if any, for the remaining Old Notes would likely be adversely affected. See “Terms of the Exchange Offers — Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Old Notes.
Because we anticipate that most holders of Old Notes will elect to exchange their Old Notes, we expect that the liquidity of the market for any Old Notes remaining after the completion of the exchange offers will be substantially limited. Any Old Notes tendered and exchanged in the exchange offers will reduce the aggregate principal amount of the Old Notes of the applicable series outstanding. Following the exchange offers, if you do not tender your Old Notes you generally will not have any further registration rights, and your Old Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.
Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.
Any broker-dealer that exchanges its Old Notes in the exchange offers for the purpose of participating in a distribution of the Exchange Notes, or resells Exchange Notes that were received by it for its own account in the exchange offers, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Exchange Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.
In addition to broker-dealers, any noteholder that exchanges its Old Notes in the exchange offers for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.
You must comply with the exchange offer procedures in order to receive freely tradable Exchange Notes.
Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offers will be made only if such tenders comply with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of Old Notes into such exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. The method of delivery of Old Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders of the Old Notes.
Consummation of the exchange offers may not occur.
Each of the exchange offers is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offers — Conditions to the Exchange Offers.” Even if the exchange offers are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their Exchange Notes, during which time such holders will not be able to effect transfers of their Old Notes tendered in the exchange offers. Until we announce whether we have accepted valid tenders of Old Notes for exchange pursuant to one of the exchange offers, no assurance can be given that such exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any of the exchange offers at any time before our announcement of whether we will accept valid tenders of Old Notes for exchange pursuant to such exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.

USE OF PROCEEDS
GXO will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, GXO will receive in exchange Old Notes in like principal amount, which will be cancelled, and, as such, issuing the Exchange Notes will not result in any increase in GXO’s indebtedness or be financed with new borrowings.

TERMS OF THE EXCHANGE OFFERS
Purpose and Effect of the Exchange Offers
GXO and the initial purchasers of the Old Notes entered into a Registration Rights Agreement with respect to the Old Notes on July 2, 2021. Pursuant to the Registration Rights Agreement, GXO agreed, among other things, to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of notes for new notes with terms substantially identical in all material respects to such series of notes and (2) cause the registration statement to be declared effective under the Securities Act on or before June 27, 2022. GXO agreed to use commercially reasonable efforts to complete the exchange offer for each series of notes within 60 days after the registration statement is declared effective by the SEC. If the exchange offer is not completed on or before the later of June 27, 2022, and the date on which in certain circumstances one of the initial purchasers so requests, GXO must use its commercially reasonable efforts to file and to have declared effective a shelf registration statement relating to resales of the notes.
After the SEC declares this exchange offer registration statement effective, GXO will offer the Exchange Notes in return for the Old Notes. Each of the exchange offers will remain open for at least 20 business days (or longer if required by applicable law) after the date GXO electronically delivers notice of such exchange offers to the holders of the applicable Old Notes. For each Old Note surrendered to GXO pursuant to an exchange offer, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue.
Under existing SEC interpretations, Exchange Notes acquired in the exchange offers by holders of Old Notes will be freely transferable without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the Exchange Notes and that it is not an affiliate of GXO, as such terms are interpreted by the SEC, however, broker-dealers (“participating broker-dealers”) receiving Exchange Notes in a registered exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. Under existing SEC interpretations, this prospectus, as it may be amended or supplemented form time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.
This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. GXO has agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, GXO will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers.
A holder of Old Notes who wishes to exchange its Old Notes for Exchange Notes in the exchange offers will be required to represent that (1) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of the commencement of the exchange offers, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act, (3) it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of GXO, (4) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (5) if such holder is a broker-dealer that will receive the Exchange Notes for its own account in exchange for the Old Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
In certain limited circumstances, if GXO receives a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in the exchange offers for

Exchange Notes, GXO will use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Old Notes. See “Exchange Offers; Registration Rights.”
The Registration Rights Agreement provides, among other things, that (i) if a registration statement covering an offer to exchange all Old Notes is not deemed effective on or prior to June 27, 2022, (ii) if an exchange offer for all Old Notes is not consummated prior to June 27, 2022 and, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to the later of (x) June 27, 2022 and (y) 60 days after delivery of the applicable shelf request, or (iii) if a shelf registration statement is required pursuant to the Registration Rights Agreement and after being declared effective, such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be useable for resales of Old Notes in accordance with the Registration Rights Agreement, the annual interest rate on the registrable securities will increase initially by 0.25% per annum for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the registrable securities will increase by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If GXO corrects the registration default, the accrual of such special interest will cease, and the interest rate on the registrable securities will revert to the original level. See “Exchange Offers; Registration Rights.”
Resale of Exchange Notes
Based on a series of no-action letters of the staff of the SEC issued to third parties, the Exchange Notes issued in the exchange offers may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of Old Notes who wishes to exchange its Old Notes for Exchange Notes can make the representations set forth below under “Procedures for Tendering the Old Notes.” However, if such holder intends to participate in a distribution of the Exchange Notes, is a broker-dealer that acquired the Old Notes directly from GXO for its own account in the initial offering of the Old Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of GXO as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the exchange offers, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Old Notes. See “Additional Obligations.”
A broker-dealer that has acquired Old Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offers. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. GXO has agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, GXO will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.
The exchange offers are not being made to, nor will GXO accept tenders for exchange from, holders of Old Notes in any jurisdiction in which these exchange offers or the acceptance of the exchange offers would not be in compliance with the securities or blue sky laws.
The exchange offers are not subject to any federal or state regulatory requirements or approvals other than securities laws and blue sky laws.
Terms of the Exchange Offers
Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, GXO will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration time. Old Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. GXO will issue $2,000 principal amount or an integral multiple of $1,000 of Exchange Notes in exchange for a corresponding principal amount of Old Notes surrendered in the exchange offers. In exchange for each Old Note surrendered in the exchange offers, GXO will issue Exchange Notes with a like principal amount.

Other than the restrictions on transfer, registration rights, additional interest provisions and special mandatory redemption, the terms of the Exchange Notes will be substantially identical in all material respects to the form and terms of the Old Notes.
The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Notes. Consequently, each series of Exchange Notes and the corresponding Old Notes will be treated as a single series of debt securities under the Indenture.
The exchange offers are not conditioned upon any minimum aggregate principal amount of Exchange Notes being tendered for exchanges and are not conditioned on each other.
As of the date of this prospectus, $400,000,000 aggregate principal amount of the Old 5-Year Notes and $400,000,000 aggregate principal amount of the Old 10-Year Notes, respectively, are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offers.
GXO intends to conduct the exchange offers in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Old Notes that are not tendered for exchanges in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.
GXO will be deemed to have accepted for exchange properly tendered Old Notes when GXO has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from GXO and delivering Exchange Notes to such holders. Subject to the terms of the exchange offers and the Registration Rights Agreement, GXO expressly reserves the right to amend or terminate any of the exchange offers, and to not accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “Conditions to the Exchange Offers.”
GXO will pay all charges and expenses, other than those brokerage commissions or fees or transfer or other taxes described below, in connection with the exchange offers. It is important that you read the section labeled “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.
Expiration Time; Extensions; Amendments
Each of the exchange offers will expire at 11:59 p.m., New York City time, on [•], 2022, unless, in GXO’s sole discretion, GXO extends the expiration time of such exchange offer.
In order to extend any of the exchange offers, GXO will notify the exchange agent in writing of any extension of such exchange offer. GXO will notify in writing or by public announcement the registered holders of the applicable Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.
GXO expressly reserves the right, in its sole discretion:
•
to delay accepting for exchange any Old Notes due to an extension of the relevant exchange offer(s);

•
to extend any of the exchange offers or to terminate any of the exchange offers and to refuse to accept applicable Old Notes not previously accepted if any of the conditions set forth below under “Conditions to the Exchange Offers” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or

•
subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offers in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Old Notes. If

GXO amends any of the exchange offers in a manner that GXO determines to constitute a material change, GXO will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant Old Notes of such amendment.
Without limiting the manner in which GXO may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the exchange offers, GXO shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If GXO makes any material change to any of these exchange offers, GXO will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant Old Notes. In addition, GXO will extend the relevant exchange offer(s) for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the applicable exchange offers would otherwise expire during that period. GXO will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of any of the exchange offers.
Conditions to the Exchange Offers
Notwithstanding any other terms of the exchange offers, GXO will not be required to accept for exchange, or exchange any Exchange Notes for, any Old Notes, and GXO may terminate any of the exchange offers as provided in this prospectus before accepting any Old Notes for exchange, if GXO determines in its sole discretion:
•
such exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or

•
any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to such exchange offer.

In addition, GXO will not be obligated to accept for exchange the Old Notes of any holder that has not made the representations described in the letter of transmittal and under “Purpose and Effect of the Exchange Offers,” “Procedures for Tendering the Old Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.
GXO expressly reserves the right, at any time or at various times, to extend the period of time during which any of the exchange offers are open. Consequently, GXO may delay acceptance of any Old Notes by giving written notice of such extension to the registered holders of the relevant Old Notes as promptly as practicable. During any such extensions, all relevant Old Notes previously tendered will remain subject to the applicable exchange offers, and GXO may accept them for exchange unless they have been previously withdrawn. GXO will return any Old Notes that GXO does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offers.
GXO expressly reserves the right to amend or terminate any of the exchange offers, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. GXO will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the relevant Old Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.
These conditions are for GXO’s sole benefit, and GXO may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in GXO’s sole discretion; provided that any waiver of a condition of tender with respect to any of the exchange offers will apply to all relevant Old Notes and not only to particular relevant Old Notes. If GXO fails at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that GXO may assert at any time or at various times.
In addition, GXO will not accept for exchange any Old Notes tendered, and will not issue Exchange Notes in exchange for any such Old Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).
Procedures for Tendering the Old Notes
Except as described below, a holder tendering Old Notes must, prior to 11:59 p.m., New York City time, on the expiration date:
•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent, at the address listed below under the heading “Exchange Agent;” or

•
if Old Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message (described below) to the exchange agent.

Transmittal will be deemed made only when actually received or confirmed by the exchange agent.
In addition, the exchange agent must receive, before 11:59 p.m., New York City time, on the expiration date confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC, the book-entry transfer facility.
The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that GXO may enforce the letter of transmittal against such participant.
The method of delivery of Old Notes, letters of transmittal and all other required documents is at the holder’s election and risk. If delivery is by mail, GXO recommends that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or Old Notes to anyone other than the exchange agent.
If the holder is a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wishes to tender, such holder should promptly instruct the registered holder to tender on its behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account.
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Old Notes surrendered for exchange are tendered:
•
by a registered holder of the Old Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•
for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.
GXO will reasonably determine all questions as to the validity, form and eligibility of Old Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
GXO reserves the right to reject any particular Old Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. GXO also reserves the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Old Note before the expiration date. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured before the expiration date of the applicable exchange offer. Neither GXO, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of the Old Notes. Neither GXO, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.
If the letter of transmittal is executed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by the Old Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Old Notes.
If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by GXO, proper evidence satisfactory to us of their authority to so act must be submitted.
All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, and its determination will be final and binding.
By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Old Notes will represent, among other things, that:
•
it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Exchange Notes;

•
the Exchange Notes will be acquired in the ordinary course of its business;

•
it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Exchange Notes;

•
it is not a broker-dealer that purchased any of the Old Notes from us or any of our affiliates for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•
if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes
Upon satisfaction of all of the conditions to the applicable exchange offer, GXO will accept, promptly after the expiration date, all relevant Old Notes validly tendered. We will issue the Exchange Notes promptly after the expiration of the applicable exchange offer and acceptance of the relevant Old Notes. See “Conditions to the Exchange Offers” above. For purposes of the exchange offers, we will be deemed to have accepted validly tendered Old Notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.
For each Old Note accepted for exchange, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. The Exchange Notes will accrue interest from the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor. The holders of the Old Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Notes from the last interest payment date on which interest was paid or duly provided for on such Old Notes to the date of issuance of the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

In all cases, issuance of Exchange Notes for Old Notes will be made only after timely receipt by the exchange agent of:
•
a book-entry confirmation of the deposit of the Old Notes into the exchange agent’s account at the book-entry transfer facility;

•
a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•
all other required documents.

Unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder of the Old Notes promptly after the expiration of the applicable exchange offer. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Old Notes will be returned or recredited promptly after the expiration of the applicable exchange offer.
Book-Entry Transfer
The exchange agent will make a request to establish an account for the Old Notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Old Notes must make book-entry delivery of the Old Notes by causing DTC to transfer those Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer, including its Automated Tender Offer Program (“ATOP”) procedures. The participant should transmit its acceptance to DTC prior to 11:59 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer, which confirmation must be received prior to 11:59 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that GXO may enforce the letter of transmittal against the participant. Delivery of Exchange Notes issued in the exchange offers may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the exchange agent at the address listed below under “Exchange Agent” (or its account at DTC with respect to an agent’s message) prior to 11:59 p.m., New York City time, on the expiration date.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration of the applicable exchange offers. For a withdrawal to be effective, the exchange agent must receive a written notice (which may be by facsimile transmission or letter) of withdrawal at one of the addresses set forth below under “Exchange Agent,” or the holder must comply with the appropriate procedure of DTC’s ATOP system.
Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes and, if applicable, the CUSIP numbers and total principal amount of such Old Notes) and, where Old Notes have been transmitted via ATOP, specify the name in which such Old Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Old Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Old Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Old Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Old Notes to be withdrawn.
If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.
If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. GXO will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and GXO’s determination shall be final and binding on all parties. GXO will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “Procedures for Tendering the Old Notes” above at any time prior to the expiration time.
Exchange Agent
Computershare Trust Company, N.A. has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance or requests for additional copies of this prospectus, or the letter of transmittal, to the exchange agent addressed as follows:
By Facsimile Transmission
(for eligible institutions only):
(612) 667-6282
By Email:
bondholdercommunications@wellsfargo.com
To Confirm by Telephone:
(800) 344-5128
By Overnight Courier, Registered/Certified Mail and by Hand:
Computershare Trust Company, N.A.
Attention: Corporate Trust Operations
MAC N9300-070
600 South Fourth Street, 7th Floor
Minneapolis, MN 55415

Delivery to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery to the exchange agent.
Fees and Expenses
GXO will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. GXO has agreed to pay all expenses incident to the exchange offers other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Old Notes by a holder and GXO will indemnify the holders of the Old Notes and the Exchange Notes (including any broker-dealers) against certain liabilities pursuant to the Registration Rights Agreement, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including the fees and expenses of the exchange agent, will be paid by GXO. GXO will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Old Notes by a holder.
Consequences of Failure to Exchange
Holders of Old Notes who do not exchange their Old Notes for Exchange Notes under the exchange offers will remain subject to the restrictions on transfer of such Old Notes as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering circular distributed in connection with the private placement offering of the Old Notes.
Generally, Old Notes of any series not tendered in the exchange offers will not retain any rights under the Registration Rights Agreement (including with respect to increases in annual interest rate described below) after the consummation of the applicable exchange offer. However, in limited circumstances untendered Old Notes may be subject to an increase in annual interest rate for failure to comply with the Registration Rights Agreement.
The Registration Rights Agreement provides, among other things, that if (i) a registration statement covering an offer to exchange all Old Notes is not deemed effective on or prior to June 27, 2022, (ii) if an exchange offer for all Old Notes is not consummated prior to June 27, 2022 and, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to the later of (x) June 27, 2022 and (y) 60 days after delivery of the applicable shelf request, or (iii) if a shelf registration statement is required pursuant to the Registration Rights Agreement and after being declared effective, such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be useable for resales of Old Notes in accordance with the Registration Rights Agreement, the annual interest rate on the registrable securities will increase initially by 0.25% per annum for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the registrable securities will increase by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If GXO corrects the registration default, the accrual of such special interest will cease, and the interest rate on the registrable securities will revert to the original level. See “Exchange Offers; Registration Rights.”
In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement related to the Old Notes, GXO does not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the exchange offers may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is GXO’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; so long as the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offers. Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the Exchange Notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

GXO does not currently anticipate that GXO will register under the Securities Act any Old Notes that remain outstanding after completion of the exchange offers. See “Risk Factors — Risks Related to this Exchange — You may have difficulty selling the Old Notes that you do not exchange.”
Accounting Treatment
GXO will record the Exchange Notes in GXO’s accounting records at the same carrying value as the Old Notes, as reflected in GXO’s accounting records on the date of exchange. Accordingly, GXO will not recognize any gain or loss for accounting purposes in connection with the exchange offers. The expenses of the exchange offers and the remaining unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Exchange Notes.
Additional Obligations
In the Registration Rights Agreement, GXO agreed that under certain circumstances it would file a shelf registration statement with the SEC covering resales of Old Notes by holders thereof if:
•
GXO determines that the exchange offers are not available under applicable law or if applicable interpretations of the staff of the SEC do not permit GXO to effect the exchange offer;

•
for any reason, GXO does not consummate the exchange offers by the June 27, 2022; or

•
in certain limited circumstances, if GXO receives a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in any such exchange offers, GXO shall use its commercially reasonable efforts to cause to become effective a shelf registration statement providing for the sale of all the registrable securities of such series by the holders thereof.

In such an event, we would be under a continuing obligation to use commercially reasonable efforts to keep the shelf registration statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale.
Other
Participation in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
GXO may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. GXO has no present plans to acquire any Old Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Old Notes.

DESCRIPTION OF EXCHANGE NOTES
GXO issued $400,000,000 in aggregate principal amount of 1.650% notes due 2026 (the “2026 old notes”) and $400,000,000 in aggregate principal amount of 2.650% notes due 2031 (the “2031 old notes,” and together with the 2026 old notes, the “old notes”) to the initial purchasers thereof on July 2, 2021. The initial purchasers sold the old notes to “qualified institutional buyers,” as defined in Rule 144A of the Exchange Act (“Rule 144A)” and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”). GXO is offering to exchange an aggregate principal amount of up to $400,000,000 of its 1.650% notes due 2026 (the “2026 exchange notes” and together with the 2026 old notes, the “2026 notes”) for a like principal amount of the 2026 old notes and an aggregate principal amount of up to $400,000,000 of its 2.650% notes due 2031 (the “2031 exchange notes” and together with the 2031 old notes, the “2031 notes” and the 2031 exchange notes together with the 2026 exchange notes, the “exchange notes” and, together with the old notes, the “notes”) for a like principal amount of the 2031 old notes.
We issued the old notes and will issue the exchange notes under the indenture between us and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “trustee”), dated as of July 2, 2021 (the “base indenture”), as supplemented by the supplemental indenture between us and the trustee, dated as of July 2, 2021 (the “supplemental indenture,” and together with the base indenture, the “indenture”).
The following summary of the provisions of the indenture and the exchange notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture and the exchange notes, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to GXO Logistics, Inc., and not to its subsidiaries.
The terms of each series of the exchange notes will be substantially identical in all material respects to the applicable series of the old notes, except that the exchange notes will not be subject to restrictions on transfer, and the registration rights, additional interest and special mandatory redemption provisions applicable to the old notes will not apply to the exchange notes. The old notes of each series that remain outstanding after the exchange offer (if any), together with the exchange notes of the applicable series issued in the exchange offer, will be treated as a single class of securities for voting purposes under the indenture. The trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes.
General
The notes have the following basic terms:
•
the notes are our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated debt obligations, including the Revolving Credit Facility, the Bridge Credit Facility and the Term Loan Credit Facility, and will be effectively junior to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•
the notes are structurally subordinated to all liabilities of our subsidiaries;

•
the 2026 notes accrue interest at a rate of 1.650% per year, and the 2031 notes accrue interest at a rate of 2.650% per year;

•
the 2026 notes mature on July 15, 2026 and the 2031 notes mature on July 15, 2031, unless redeemed or repurchased prior to that date;

•
interest on the exchange notes will accrue from the last interest payment date on which interest was paid or duly provided for on the old notes surrendered in exchange therefor, and will be payable semi-annually in arrears on January 15 and July 15 of each year;

•
holders of the old notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those old notes from the last interest payment date on which interest was paid or duly provided for on such old notes to the date of issuance of the exchange notes;

•
interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes;

•
interest on the notes will be paid to the person in whose name that note is registered at the close of business on the December 31 or June 30, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months;

•
if any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day,” when used with respect to any note, means any calendar day that is not a Saturday or a Sunday or day on which banking institutions in the City of New York (or any other place of payment) are authorized or required by law, regulation or executive order to close;

•
we may redeem notes of each series, in whole or in part, at any time at our option as described under “— Optional Redemption” below;

•
we may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “— Purchase of Notes upon a Change of Control Repurchase Event” below;

•
the exchange notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•
the exchange notes of each series will initially be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “— Same-Day Settlement — Book-Entry; Delivery and Form; Global Notes General” below);

•
the notes are exchangeable and transferable at an office or agency maintained for such purposes (which initially will be the corporate trust office of the trustee);

•
the notes are not subject to any sinking fund; and

•
we may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Ranking
The notes are our unsecured and unsubordinated obligations and rank equally in right of payment with all of our other unsecured and unsubordinated obligations. The notes are structurally subordinated to all liabilities of our subsidiaries and effectively junior to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes.
As of March 31, 2022, (i) the Company had approximately $800 million of unsecured, unsubordinated indebtedness outstanding (including the notes) and (ii) the Company’s subsidiaries had approximately $4.0 billion of outstanding liabilities, which included approximately $2.0 billion of operating and finance leases, $0.9 billion of accrued expenses, and $1.0 billion of other liabilities, but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles.
Further Issuances
The indenture does not limit the aggregate principal amount of debt securities (including the notes) that may be issued under it. Among other things, we may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of a series having the same terms as, and ranking equally and ratably with, the applicable series of notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided that if such additional notes are not fungible with the exchange notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.
Optional Redemption
We may redeem the 2026 notes and the 2031 notes at our option, either in whole or in part, at any time or from time to time prior to the applicable Par Call Date, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date:
•
100% of the aggregate principal amount of the notes to be redeemed; or

•
the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 15 basis points for the 2026 notes and 20 basis points for the 2031 notes.
We may redeem the 2026 notes and the 2031 notes at our option, either in whole or in part, at any time or from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.
The following terms are relevant to the determination of the redemption price:
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual maturity most nearly comparable to the remaining term of the applicable notes to be redeemed (assuming, for this purpose, that the notes matured on the applicable Par Call Date).
“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date.
“Independent Investment Banker” means Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc. or Goldman Sachs & Co. LLC and any of their respective successors or their respective affiliates as we may appoint from time to time; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we may substitute another primary treasury dealer.
“Par Call Date” means, with respect to the 2026 notes, June 15, 2026 (the date that is one month prior to the maturity date of the 2026 notes), and with respect to the 2031 notes, April 15, 2031 (the date that is three months prior to the maturity date of the 2031 notes).
“Reference Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and a primary U.S. government securities dealer selected by Credit Agricole Securities (USA) Inc., and any of their respective successors or affiliates as we may appoint from time to time (provided, however, that if any of them ceases to be a primary treasury dealer, the Company may substitute therefor another primary treasury dealer) and any other primary treasury dealers selected by us, and any of their respective affiliates or successors as we may appoint from time to time.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date if such note matured on the applicable Par Call Date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, we will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.
Notice of any redemption will be electronically delivered or mailed at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed, with a copy to the trustee.
Any notice of redemption of any series of notes may, at the Company’s discretion, be subject to one or more conditions precedent with respect to completion of a corporate transaction (including, but not limited to, any merger, acquisition, disposition, asset sale or corporate restructuring or reorganization) or financing (including, but not limited to, any incurrence of indebtedness (or entering into a commitment with respect thereto), sale and leaseback transaction, issuance of securities, equity offering or contribution, liability management transaction or other capital raise) and may be given prior to the completion thereof. If a redemption is subject to satisfaction of one or more conditions precedent, the notice shall describe each condition, and the notice may be rescinded in the event that any or all of the conditions shall not have been satisfied on or prior to the redemption date. Any notice of redemption may provide that payment of the redemption price and the Company’s obligations with respect to the redemption may be performed by another person.
In the event that we choose to redeem less than all of the notes, the trustee (or depositary, as applicable) shall select the notes to be redeemed pro rata, by lot or such other method the trustee (or depositary, as applicable) considers fair and appropriate and in a manner that complies with applicable requirements of the depositary. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.
Purchase of Notes upon a Change of Control Repurchase Event
If a change of control repurchase event occurs with respect to a series of notes, unless we have exercised our right to redeem such notes as described above under “— Optional Redemption,” we will be required to make an offer to each holder of the applicable notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes of such series, at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase.
Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the transaction that constitutes or may constitute a change of control, we will electronically deliver or mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is electronically delivered or mailed (the “change of control payment date”). The notice shall, if electronically delivered or mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the indenture or the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the indenture or the notes by virtue of compliance with such securities laws and regulations.
On the change of control payment date, we will, to the extent lawful:
(1)
accept for payment all the notes or portions of the notes properly tendered pursuant to the applicable offer;

(2)
deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by the Company.

The paying agent will promptly deliver to each holder of notes properly tendered payment for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.
We will not be required to make an offer to repurchase the notes in connection with a change of control repurchase event if a third party makes such an offer in the manner and at the times and otherwise in compliance with the requirements under the indenture for such an offer made by the Company, and such third party purchases all notes validly tendered and not withdrawn under its offer. In addition, the Company’s obligation to repurchase the notes upon a change of control repurchase event may be waived by the holders of not less than a majority of the outstanding notes affected by such waiver.
If holders of not less than 90% in aggregate principal amount of the applicable outstanding series of notes validly tender and do not withdraw such notes in an offer to repurchase the notes in connection with a change of control repurchase event and we purchase all of the notes of such series validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior written notice to the holders of notes of such series and the trustee, given not more than 30 days following the change of control payment date, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date.
The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness of the Company or its subsidiaries outstanding at such time or otherwise affect the capital structure of the Company or its subsidiaries or the credit ratings of the notes. Restrictions on our ability to incur liens and merge, consolidate or sell assets are contained in the covenants as described under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Merger, Consolidation or Sales of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
The phrase “all or substantially all,” as used with respect to our assets and subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law.

Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain.
We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our other debt instruments outstanding at such time. Further, a change of control may constitute an event of default under one or more of our debt instruments outstanding from time to time. See “Risk Factors — Risks Relating to the Exchange Notes and the Offering — The Issuer may not have sufficient cash to purchase the Exchange Notes upon a change of control repurchase event.”
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one or more of our subsidiaries; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act, other than the Company or its subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; provided, however, that a person shall not be deemed the beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.
“change of control repurchase event” means the occurrence of both a change of control and a rating event.
“Fitch” means Fitch Ratings, Inc. and its subsidiaries.
“investment grade rating” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.
“rating agency” means (1) each of Fitch and S&P, so long as such entity makes a rating of the notes publicly available; and (2) if either of Fitch or S&P ceases to rate the notes or fails to make a rating of the notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors or authorized committee thereof) as a replacement agency for Fitch or S&P, or both, as the case may be.
“rating category” means (i) with respect to S&P or Fitch, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (ii) the equivalent of any such category of Fitch or S&P used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and — for S&P and Fitch; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P and Fitch, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).
“rating event” means the rating on the notes is lowered by both rating agencies and the notes are rated below an investment grade rating by both rating agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing upon the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following the consummation of the change of control; provided, however, a rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a rating event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the reduction).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or if such person is a partnership, the board of directors or other governing body of the general partner of such person).
Certain Covenants
Except as set forth below, neither we nor any of our subsidiaries are restricted by the indenture from:
•
incurring any indebtedness or other obligation;

•
paying dividends or making distributions on our capital stock or the capital stock of our subsidiaries; or

•
purchasing or redeeming our capital stock or the capital stock of our subsidiaries.

In addition, we are not required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent provided under “— Purchase of Notes upon a Change of Control Repurchase Event.” Among other things, the indenture does not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent provided under “— Purchase of Notes upon a Change of Control Repurchase Event.”
The indenture contains the following principal covenants. Capitalized terms used in this subsection (“— Certain Covenants”) are defined below under “— Certain Definitions.”
Limitation on Liens
If we or our domestic subsidiaries incur, issue, assume or guarantee any indebtedness and that indebtedness is secured by a Lien on any of our or our domestic subsidiaries’ principal properties, we will secure the notes equally and ratably with, or prior to, such secured indebtedness, so long as such secured indebtedness shall be so secured.
The foregoing restriction does not apply to:
(1)
Liens on property of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, at the time such person becomes our subsidiary, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease, or other disposition;

(2)
Liens on property existing at the time of acquisition by us or any of our subsidiaries of such property (which may include property previously leased by us or any of our subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition);

(3)
Liens on property to secure the payment of all or any part of the cost of acquisition, construction, development or improvement of such property, or to secure indebtedness incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained not later than 18 months after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;
(4)
Liens in favor of us or any of our subsidiaries;

(5)
Liens existing on the date of the initial issuance of the old notes (other than any additional notes);

(6)
Liens created to secure the notes;

(7)
Liens incurred in connection with pollution control, industrial revenue or similar financings;

(8)
Liens on property in favor of the United States of America or any state thereof, or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, security interests to secure indebtedness of the pollution control or industrial revenue type) in order to permit us or any of our subsidiaries to perform a contract or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to such security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license;

(9)
any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any indebtedness secured by any Lien referred to in clauses (1) through (8) and (10), inclusive, provided that (i) such extension, renewal or replacement Lien shall be limited to all or a part of the same property that secured the Lien extended, renewed or replaced (plus improvements on such property, and plus any property relating to a specific project, the completion of which is funded pursuant to clause (ii)(b) below), and (ii) the indebtedness secured by such Lien at such time is not increased (other than (a) by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the indebtedness being refinanced) and (b) where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project or property that is subject to a Lien securing the indebtedness being extended, refinanced or renewed, by an amount equal to such additional principal amount); or

(10)
Liens created in substitution of any Liens permitted by clauses (1) through (9), inclusive, provided that, (i) based on a good faith determination of a senior officer of the Company, the principal property encumbered by such substitute or replacement Lien is substantially similar in nature to the principal property encumbered by the otherwise permitted Lien that is being replaced, and (ii) the indebtedness secured by such Lien at such time is not increased (other than (a) by an amount equal to any related financing costs (including, but not limited to, the accrued interest and premium, if any, on the indebtedness being refinanced) and (b) where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project or property that is subject to a Lien securing the indebtedness being extended, refinanced or renewed, by an amount equal to such additional principal amount).

Notwithstanding the restrictions set forth in the preceding paragraph, we and our domestic subsidiaries are permitted to incur secured indebtedness which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such secured indebtedness, the outstanding aggregate principal amount of all such secured indebtedness (not including Liens permitted under clauses (1) through (10) above) does not exceed the greater of (a) 15% of Consolidated Total Assets calculated as of the date of the creation or incurrence of the Lien and (b) 15% of Consolidated Total Assets calculated as of the date of initial issuance of the old notes. We or our domestic subsidiaries may also, without equally and ratably securing the notes, create or incur Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.
Reports by the Company
During any time period in which the Trust Indenture Act applies to this indenture or any of the notes, the Company shall file with the trustee and the Commission, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the trustee within 15 days after the same is so required to be filed with the Commission. The Company will be deemed to have complied with the obligations described in the immediately previous sentence to the extent that the information, documents and reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure) and posted on the Company’s website or otherwise publicly available.
Delivery of the reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture as to which the trustee is entitled to rely conclusively on an officer’s certificate. The trustee shall have no liability or responsibility for the filing, timeliness or content of such reports.
During any time period in which the Trust Indenture Act does not apply to the indenture or the notes of any series, for so long as any such notes remain outstanding, we will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Merger, Consolidation or Sales of Assets
Under the terms of the indenture, we may consolidate with or merge into another person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person, provided that:
(1)
(A) we are the continuing person, or (B) the successor formed from the consolidation or merger or the person that received the transfer of or leases the assets (the “continuing entity”) is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, all of our obligations under the notes and the indenture;

(2)
immediately after giving effect to the transaction, no event of default shall have occurred and be continuing under the indenture; and

(3)
we or the continuing entity deliver to the trustee an officer’s certificate and legal opinion stating that the transaction and (if a supplemental indenture is required in connection with such transaction) the supplemental indenture complies with this covenant and that all conditions precedent in the indenture relating to the transaction have been satisfied.

Upon satisfaction of the foregoing conditions, if we are not the continuing person, then the continuing entity shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture and we will be released from all obligations and covenants under the indenture and notes; provided that, in the case of a lease of all or substantially all of our assets, we will not be released from any of the obligations or covenants under the indenture and the notes.
Notwithstanding the foregoing, any sale, conveyance, transfer, lease or other disposition of assets between or among us and our subsidiaries will not be prohibited under the indenture.
Events of Default
Each of the following is an “event of default” under the indenture for a series of notes:
(1)
a failure to pay principal of or premium, if any, on any note of such series, when due at its stated maturity date, upon any optional or mandatory redemption or otherwise;

(2)
a failure to pay interest on any note of such series, for 30 days after the date payment is due and payable, if the time of payment has not been extended or deferred;

(3)
a failure by us to comply with any covenant relating to the notes of such series, and the failure to comply continues for a period of 90 days after written notice to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the outstanding notes of that series; and

(4)
the occurrence of various events of bankruptcy, insolvency or reorganization involving us as provided in the indenture.

If an event of default (other than an event of default resulting from various events of bankruptcy, insolvency or reorganization of the Company) with respect to the notes of any series occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series, may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and any accrued and unpaid interest on, the notes of such series. In the case of an event of default with respect to the notes of any series resulting from various events of bankruptcy, insolvency or reorganization of the Company, the principal of, and any accrued and unpaid interest on, all outstanding notes of such series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes. At any time after a declaration of acceleration with respect to the notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul the acceleration, by written notice to the trustee, if all events of default, other than the nonpayment of accelerated principal and interest, if any, with respect to the notes of such series, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of such series also have the right to waive past defaults, by written notice to the trustee, other than the nonpayment of principal or interest, if any, on any outstanding note of such series, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the applicable notes.
The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such notes.
No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:
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that holder has previously given to the trustee written notice of a continuing event of default with respect to such series of notes;

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the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made written request, and offered indemnity reasonably satisfactory to the trustee, to the trustee to institute the proceeding as trustee; and

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the trustee has failed to comply with the request for at least 60 days after receipt of the request and the offer of indemnity, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with that request.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment.
If a default occurs and is continuing and a responsible officer of the trustee has received written notice thereof at the corporate trust office of the trustee and such notice references the notes and the indenture and states that it is a “Notice of Default,” the trustee shall give notice of the default to the holders of the notes of within 45 days of having received such notice, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders of such notes.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.
Certain Definitions
The indenture contains the following defined terms:
“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of the indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.
“Consolidated Total Assets” means, as of the time of determination, total assets as reflected on our most recent consolidated balance sheet prepared as at the end of a fiscal quarter in accordance with GAAP which we shall have most recently filed with the Commission (or, if we are not required to so file, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP) prior to the time at which Consolidated Total Assets is being determined. The calculation of Consolidated Total Assets shall give pro forma effect to any acquisition by or disposition of assets of the Company or any of our subsidiaries involving the payment or receipt by us or any of our subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $500,000,000 that has occurred since the end of such fiscal quarter, as if such acquisition or disposition had occurred on the last day of such fiscal quarter.
“domestic subsidiary” means any subsidiary of the Company of which, at the time of determination, all of the outstanding capital stock (other than directors’ qualifying shares) is owned by the Company directly and/or indirectly and which, at the time of determination, is primarily engaged in contract logistics, other than a subsidiary that (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) all or substantially all of whose assets consist of the capital stock of one or more subsidiaries which are not domestic subsidiaries, (c) a majority of whose voting stock is owned directly or indirectly by one or more subsidiaries of the Company which are not domestic subsidiaries or (d) does not own a principal property.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“indebtedness” means, with respect to any person, debt (other than Non-recourse Obligations) of such person for borrowed money.
“Lien” means any lien, security interest, pledge, mortgage, conditional sale or other title retention agreement or other similar encumbrance.
“Non-recourse Obligation” means indebtedness (A) substantially related to (1) the acquisition of assets not previously owned by the Company or any of its subsidiaries or (2) the financing of a project involving the development or expansion of our properties or properties of any of our direct or indirect subsidiaries or (B) renewing, refinancing, replacing or extending any of the types of indebtedness referred to in the preceding clause (A), in each case, as to which the obligee with respect to such indebtedness has no recourse to us or our assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof), provided that indebtedness will not fail to qualify as Non-recourse Obligations solely because the Company has indemnified any such obligee against damages resulting from or is otherwise obligated to such obligee in respect of exceptions to non-recourse liability in general usage (as determined in good faith by the board of directors of the Company, or a committee thereof, or any senior officer of the Company) in the relevant industry at the time such indebtedness is incurred (such as fraud, waste, misapplication of funds, failure to maintain insurance coverage, and environmental liability).
“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“principal property” means the land, improvements, buildings and fixtures constituting any research and development facility or service and support facility that is real property located within the territorial limits of the United States (excluding its territories and possessions and Puerto Rico) owned or leased by the Company or any of its domestic subsidiaries and having a net book value which, on the date of determination as to whether a property is a principal property is being made, exceeds 2% of our Consolidated Total Assets, other than (a) any such facility as any of our board of directors (or a committee thereof) determines in good faith is not of material importance to the total business conducted, or assets owned, by us and our subsidiaries, taken as a whole, and (b) our principal corporate offices.
“property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.
“senior officer” of any specified person means the chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary.
“subsidiary” means any corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries.
Amendment, Supplement and Waiver
Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the notes (such term, as used in this section under the heading “— Amendment, Supplement and Waiver,” shall include any debt security of any series issued under the indenture) of a series to:
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cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision in the indenture or the notes of any series;

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comply with the provisions of the indenture regarding the consolidation or merger of the Company or the sale, conveyance, transfer, lease or other disposition of all or substantially all of our properties and assets;

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create a series and establish the terms of a new series of notes;

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provide for uncertificated notes in addition to or in place of certificated notes;

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add a guarantor or obligor in respect of any series of notes;

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secure any series of notes;

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add to the covenants of the Company for the benefit of the holders of all or any series of notes or to surrender any right or power conferred upon the Company by the indenture;

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add any additional events of default for the benefit of holders of all or any series of notes;

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comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

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evidence and provide for the acceptance of the appointment of a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture or any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under such indenture or supplemental indenture by more than one trustee pursuant to the requirements set forth in the indenture;

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make any change that does not adversely affect the rights of any holder in any material respect; or

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conform the provisions of the indenture to the final offering document in respect of any series of old notes.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the notes of a series with the written consent of the holders of at least a majority in principal amount of the notes of each series then outstanding affected by the amendment or supplement (voting as one class). In addition, the holders of a majority in principal amount of the notes of each series then outstanding affected by the waiver (voting as one class) may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.
Without the consent of each holder of notes affected, we and the trustee may not:
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change the stated maturity of the principal of, or any installment of principal of or interest thereon, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any place of payment where, or the coin or currency in which, such notes or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

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make any change to the provision of the indenture relating to the waiver of past defaults, except to increase the percentage in principal amount of notes of any series the consent of whose holders is required for any waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

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waive a continuing default or event of default in the payment of principal of or interest on the notes; or

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reduce the percentage in principal amount of notes of any series the consent of whose holders is required for any amendment, supplement or waiver.

Any supplemental indenture which changes or eliminates any covenant or other provision of the indenture which shall have been included expressly and solely for the benefit of one or more particular series of notes, or which modifies the rights of the holders of notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights of the holders of notes of any other series.
The right of any holder of notes to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect as to all outstanding notes of any series (except as to any surviving rights of conversion or transfer or exchange of any notes expressly provided for in the indenture or in the form of note), and the trustee, at the expense of the Company, shall execute instruments reasonably requested by the Company acknowledging such satisfaction and discharge of the indenture with respect to such series of notes, when:
(1)   all notes of the applicable series theretofore authenticated and delivered (other than notes that have been destroyed, lost or stolen and which have been replaced or paid as provided in indenture and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation in accordance with the terms of the indenture; or, if not delivered to the trustee, such notes (A) have become due and payable, (B) will become due and payable at maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and, in the case of clauses (1)(A), (B) or (C) above, the Company has irrevocably deposited or caused to be deposited with the trustee (or another qualifying trustee) as trust funds in trust solely for that purpose an amount of money in the currency in which the applicable series are payable or government obligations or a combination thereof sufficient (in the case of government obligations or a combination of money and government obligations, in the opinion of a nationally recognized firm of independent public accountants) to pay and discharge the entire indebtedness on such series of notes not theretofore delivered to the trustee for cancellation, for principal of and interest on the such series of notes, on the date of such deposit or to the maturity or redemption date, as the case may be; provided that if on the date of the deposit, the interest payable to, but excluding, or any premium payable on, the stated maturity or redemption date cannot be calculated, the amount deposited shall be sufficient to the extent that an amount is deposited with the trustee equal to the interest payable to, but excluding, or the premium payable on, the stated maturity or the redemption date calculated as of the date of the deposit, with any deficit on the stated maturity or redemption date, as applicable (any such amount, the “Applicable Deficit”), only required to be deposited with the trustee on or prior to the stated maturity or redemption date, as applicable; provided, further, any Applicable Deficit shall be set forth in an officer’s certificate delivered to the trustee simultaneously with the deposit of the Applicable Deficit that confirms that the Applicable Deficit shall be applied to the interest or other amounts payable at the stated maturity or on the redemption date, as applicable;
(2)   the Company has paid or caused to be paid all other sums payable under the indenture by the Company;
(3)   the Company has delivered irrevocable instructions to the trustee (or such other qualifying trustee), to apply the deposited money toward the payment of such series of notes at maturity or redemption, as the case may be; and
(4)   the Company has delivered to the trustee an officer’s certificate and an opinion of counsel (as specified in the indenture).
Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect either “legal defeasance” or “covenant defeasance” be applied to the notes of any series as described below:
(a)   The Company shall be deemed to have been released and discharged from its obligations with respect to the outstanding notes of such series on the date the applicable conditions set forth below are satisfied (“legal defeasance”). Legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of such series, which shall thereafter be deemed to be “outstanding” only for the purposes of certain limited sections and matters under the indenture, and the Company shall be deemed to have satisfied all its other obligations under the notes of such series and the indenture insofar as such notes are concerned, subject to certain exceptions set forth in the indenture.
(b)   The Company shall be released and discharged from the obligations under the covenants described under the captions “— Merger, Consolidation or Sales of Assets,” “— Reports by the Company” and “— Limitation on Liens” with respect to such series of notes on and after the date the conditions set forth below are satisfied (“covenant defeasance”), and the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, and such omission to comply shall not constitute a default or an event of default with respect to such series of notes.
The following shall be the conditions to the application of either legal defeasance or covenant defeasance of any series of notes:
(1)   The Company shall have irrevocably deposited in trust with the trustee (or another qualifying trustee) money in the currency in which the notes of such series are payable or government obligations or a combination thereof in such amounts and at such times as are sufficient (in the case of government obligations or a combination of money and government obligations, in the opinion of a nationally recognized firm of independent public accountants), to pay the principal of and interest on the outstanding notes of such series to maturity or redemption;

(2)   No default or event of default (other than a default or event of default resulting from non-compliance with any covenant from which the Company is released upon effectiveness of such legal defeasance or covenant defeasance, as applicable) shall have occurred and be continuing on the date of such deposit or result therefrom;
(3)   Such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument or agreement to which the Company is a party or by which it or any of its property is bound;
(4)   (i) In the case of legal defeasance, the Company shall deliver to the trustee an opinion of counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the issue date pertaining to such series of notes, there has been a change in the applicable federal income tax law, in either case stating that, and based thereon such opinion of counsel shall state that, or (ii) in the case of covenant defeasance, the Company shall deliver to the trustee an opinion of counsel in the United States stating that, in the case of clauses (i) and (ii), and subject to customary assumptions and exclusions, holders of the notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and the defeasance contemplated hereby and will be subject to federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
(5)   The Company shall have delivered to the trustee an officer’s certificate, stating that the deposit made under clause (1) was not made by the Company with the intent of preferring the holders of the notes of such series over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and
(6)   The Company has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all such conditions precedent relating to defeasance have been complied with.
Governing Law
The indenture and the old notes are, and the exchange notes will be, governed by and construed in accordance with the laws of the State of New York.
Jurisdiction
The issuer and the trustee, and each holder of a note by its acceptance thereof, hereby (i) irrevocably submit to the non-exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, the city of New York, over any suit, action or proceeding arising out of or relating to the indenture and (ii) to the fullest extent permitted by applicable law, irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
Payment and Transfer or Exchange
Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency we maintain for such purpose (which initially will be the corporate trust office of the trustee). We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “— Book-Entry; Delivery and Form; Global Notes General” below.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.
A holder may transfer or exchange any certificated notes in definitive form at the location described in the first paragraph under the heading “Payment and Transfer or Exchange.” No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed or repurchased.
The registered holder of a note will be treated as the owner of that note for all purposes.
All amounts of principal of and premium, if any, and interest on the notes paid by us to the trustee or paying agent that remain unclaimed for two years will be repaid to us, and the holders of such notes will thereafter look solely to us for payment unless applicable abandoned property law designates another person.
Same-Day Settlement and Payment
The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.
Book-Entry; Delivery and Form; Global Notes General
The notes will be issued in minimum denominations of $2,000 with integral multiples of $1,000 thereof. Initially, the notes will be represented by one or more global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons.
The global notes will be issued on the issue date only against payment in immediately available funds.
The global notes will be deposited upon issuance with the trustee as custodian for DTC in its corporate trust office, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “— Depositary Procedures.”
Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificated notes.
Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), which may change from time to time).
Depositary Procedures
The information in this section is provided solely as a matter of convenience. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and we urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC

(“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.
Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.
We expect that, pursuant to the procedures established by DTC:
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upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

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ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes, whether or not the notes be overdue, and neither we nor the trustee nor any such agent shall be affected by notice to the contrary.
Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:
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any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or
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any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

It is our understanding that, under DTC’s current practice, upon receipt of any payment in respect of the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee (in any of its capacities) will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee (in any of its capacities) may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
We understand that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.
Although we understand that DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Book-Entry Notes for Certificated Notes
The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:
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DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act, and in either case, we fail to appoint a successor depositary within 90 days; or

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we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Neither we nor the trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the global notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued). The transferor shall also provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
Notices
Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.
The Trustee
The trustee’s current address is Computershare Trust Company, N.A., Attention: Corporate Trust Operations, MAC: N9300-070, 600 South 4th Street, 7th Floor, Minneapolis, MN 55415. The trustee is one of a number of banks with which we maintain ordinary banking relationships.
The indenture provides that, except during the continuance of an event of default, the trustee need perform only such duties as are specifically set forth in the indenture. During the existence of an event of default with respect to notes of any series, the trustee must, prior to the receipt of direction from the holders of a majority in principal amount of the notes of such series, exercise its rights and powers and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

EXCHANGE OFFERS; REGISTRATION RIGHTS
GXO and the initial purchasers of the Old Notes entered into a Registration Rights Agreement with respect to the Old Notes on July 2, 2021.  In the agreement, GXO agreed, among other things, for the benefit of the holders of the Old Notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Old Notes for Exchange Notes with terms substantially identical in all material respects to such series of Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions, and the registration rights, additional interest and special mandatory redemption provisions applicable to the Old Notes will not apply to the Exchange Notes) and (2) cause the registration statement to be declared effective under the Securities Act.
After the SEC declares this exchange offer registration statement effective, GXO will offer the Exchange Notes in return for the Old Notes. Each of the exchange offers will remain open for at least 20 business days (or longer if required by applicable law) after the date GXO electronically delivers notice of such exchange offers to the holders of the applicable Old Notes. For each Old Note surrendered to GXO pursuant to an exchange offer, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue.
Under existing SEC interpretations, Exchange Notes acquired in the exchange offers by holders of Old Notes will be freely transferable without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the Exchange Notes and that it is not an affiliate of GXO, as such terms are interpreted by the SEC, however, broker-dealers (“participating broker-dealers”) receiving Exchange Notes in a registered exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. Under existing SEC interpretations, this prospectus, as it may be amended or supplemented form time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.
Generally, Old Notes of any series not tendered in the applicable exchange offer will maintain the same interest and be subject to all the terms and conditions specified in the applicable indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to increases in annual interest rate described below) after the consummation of the applicable exchange offer.
In the event that GXO determines that registered exchange offers are not available under applicable law or may not be completed as soon as practicable after the last date for acceptance of Old Notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if the all of the exchange offers are not for any other reason completed by the later of June 27, 2022 and, in certain limited circumstances, the date on which GXO receives a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in a registered exchange offer, GXO will use its commercially reasonable efforts to file and cause to become effective a shelf registration statement relating to resales of the relevant Old Notes. GXO will, in the event of such a shelf registration, provide to each participating holder of Old Notes copies of a prospectus (if requested by the participating holder), notify each participating holder of Old Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Old Notes. A holder of registrable securities (as defined in the below) that sells Old Notes under the shelf registration statement generally will be required to make certain representations to GXO, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from GXO.

If a “registration default” (as defined below) occurs with respect to a series of registrable securities under the Registration Rights Agreement, then additional interest shall accrue on the principal amount of the Old Notes of a particular series that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, however, the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when all registration defaults are cured. Notwithstanding the foregoing, if the applicable Exchange Offer with respect to a series of Old Notes is consummated, any holder who was, at the time the Exchange Offer was pending and consummated, eligible to exchange and did not validly tender, or withdrew, its Old Notes for Exchange Notes in the Exchange Offer, will not be entitled to receive any additional interest and, upon completion of the Exchange Offer, the Old Notes will no longer constitute registrable securities under the Registration Rights Agreement.
A “registration default” occurs in the event that (i) the exchange offer registration statement is not deemed effective on or prior to June 27, 2022, (ii) the exchange offers are not consummated prior to June 27, 2022 and, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to the later of June 27, 2022 and 60 days after the delivery of a request by an initial purchaser for the filing of a shelf registration statement, or (iii) if a shelf registration statement is required, and after being declared effective, such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (x) on more than two occasions of at least 30 consecutive days during the shelf effectiveness period or (y) at any time in any 12-month period during the required effectiveness period and such failure to remain effective or useable for resales of registrable securities exists for more than 90 days (whether or not consecutive) in any 12-month period.
“Registrable securities” initially means the Old Notes; provided that the Old Notes will cease to be registrable securities upon the earliest to occur of the following: (1) when a registration statement with respect to such Old Notes has become effective and such Old Notes have been exchanged or disposed of pursuant to such registration statement, (2) when such Old Notes cease to be outstanding, (3) when such Old Notes have been resold pursuant to Rule 144 (or any successor provision) under the Securities Act (but not Rule 144A) without regard to volume restrictions, provided that we shall have removed or caused to be removed any restrictive legend on the Old Notes or (4) July 2, 2024.
The Exchange Notes will be accepted for clearance through DTC. See “Book Entry Settlement and Clearance.”
This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offers. It does not purport to contain a complete analysis of all the potential tax considerations relating to the exchange. This discussion is limited to holders of Old Notes who hold the Old Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial authorities and published positions of the Internal Revenue Service (the “IRS”), all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences and considerations that may be relevant to a particular holder in light of such holder’s particular facts and circumstances and does not apply to holders that are subject to special treatment under U.S. federal income tax laws, such as, for example, banks or other financial institutions; insurance companies, regulated investment companies, real estate investment trusts or mutual funds; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; U.S. holders having a “functional currency” other than the U.S. dollar; tax-exempt organizations; dealers in securities or currencies; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein); subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts; traders in securities that elect to use a mark to market method of accounting; “controlled foreign corporations”; “passive foreign investment companies”; or holders that hold Old Notes as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated or risk reduction transaction.
This discussion does not address any tax consequences under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or foreign tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not address any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Old Notes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the exchange to them.
This discussion is for general purposes only. All holders are urged to consult with their tax advisors as to the specific tax consequences to them of the exchange of Old Notes for Exchange Notes in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.
Consequences of Tendering Old Notes
The exchange of Old Notes for Exchange Notes in the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Old Notes for Exchange Notes, your basis in the Exchange Notes will be the same as your basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the Exchange Notes will include your holding period for the Old Notes exchanged.

PLAN OF DISTRIBUTION
Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. GXO has agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, GXO will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers.
GXO will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offers, and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration time of the exchange offers, GXO will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. GXO has agreed to pay certain expenses incident to the exchange offers (including the expenses of one counsel for the holders of the Exchange Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities pursuant to the Registration Rights Agreement, including liabilities under the Securities Act.

LEGAL MATTERS
Wachtell, Lipton, Rosen & Katz, New York, New York will pass on certain aspects of the validity of the Exchange Notes offered in these exchange offers.
EXPERTS
The consolidated financial statements of the Company as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Accordingly, we incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus (excluding in each case information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):
1.
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on February 17, 2022;

2.
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 5, 2022;

3.
The Registrant’s Current Reports on Form 8-K filed on January 5, 2022, February 15, 2022, March 1, 2022, and March 23, 2022; and

4.
The Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 25, 2022 (solely those portions that were incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021).

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement hereto. The Registrant has not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus and in any supplement hereto. The Registrant has not authorized anyone to provide you with different information. The Registrant is not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and in any supplement hereto is accurate only as of the date on its cover page and that any information incorporated herein by reference is accurate only as of the date of the document incorporated by reference.
We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning us at the following address:
GXO Logistics, Inc.
Investor Relations

Two American Lane
Greenwich, CT 06831
(203) 489-1287
To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than [ ], 2022. In the event that we extend any of the exchange offers, you must submit your request at least five business days before the expiration date of the applicable exchange offer, as extended.
Except as expressly provided above, no other information is incorporated by reference into this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-4 (File No. 333-[_]) under the Securities Act that registers the Exchange Notes that will be offered in exchange for the Old Notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the Exchange Notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.
We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov.
GXO also maintains an Internet site at www.GXO.com. GXO’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision. GXO Logistics, Inc. and its subsidiaries’ names, abbreviations thereof, logos, and product and service designators are all either the registered or unregistered trademarks or tradenames of GXO Logistics, Inc. and its subsidiaries. Names, abbreviations of names, logos, and products and service designators of other companies are either the registered or unregistered trademarks or tradenames of their respective owners.

GXO LOGISTICS, INC.
EXCHANGE OFFERS FOR
$400,000,000 1.650% Notes due 2026
$400,000,000 2.650% Notes due 2031
FOR
ANY AND ALL OUTSTANDING
$400,000,000 1.650% Notes due 2026
$400,000,000 2.650% Notes due 2031
PROSPECTUS
May [•], 2022

GXO LOGISTICS, INC.
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers
Section 6.1 of the Registrant’s second amended and restated bylaws requires the Registrant to indemnify and hold harmless, to the fullest extent permitted from time to time under the General Corporation Law of the State of Delaware (the “DGCL”), each person who was or is a party or otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant.  Such indemnification will cover all expenses, liabilities and losses actually and reasonably incurred or suffered by such individuals.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
As authorized by the Registrant’s second amended and restated bylaws, the Registrant may purchase and maintain at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.
To the fullest extent permitted by the DGCL, the Registrant’s amended and restated certificate of incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
Item 21.   Exhibits and Financial Statement Schedules.
Exhibit Number	Description
2.1	Separation and Distribution Agreement by and between XPO Logistics, Inc. and GXO Logistics, Inc., dated as of August 1, 2021 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).
2.2	Recommended cash and share acquisition of Clipper Logistics PLC by GXO Logistics, Inc., dated as of February 28, 2022 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on March 1, 2022).
2.3	Cooperation Agreement between GXO Logistics, Inc. and Clipper Logistics PLC (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on March 1, 2022).
3.1	Amended and Restated Certificate of Incorporation of GXO Logistics, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).
3.2	Second Amended and Restated Bylaws of GXO Logistics, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).
4.1	Indenture, dated as of July 2, 2021, among GXO Logistics, Inc. and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Amendment No. 3 to the Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on July 7, 2021).

Exhibit Number	Description
4.2	First Supplemental Indenture, dated as of July 2, 2021, among GXO Logistics, Inc. and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Amendment No. 3 to the Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on July 7, 2021).
4.3	Registration Rights Agreement, dated July 2, 2021, by and among GXO Logistics, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities, (USA) Inc. and Goldman Sachs & Co. LLC (incorporated by reference to Exhibit 4.3 to the Company’s Amendment No. 3 to the Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on July 7, 2021).
4.4	Registration Rights Agreement by and among Jacobs Private Equity, LLC and GXO Logistics, Inc., dated as of September 29, 2021 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on October 1, 2021).
4.5	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K (Commission file no. 001-40470) filed with the SEC on February 17, 2022).
5.1*	Legal Opinion of Wachtell, Lipton, Rosen & Katz.
10.1	Transition Services Agreement by and between XPO Logistics, Inc. and GXO Logistics, Inc., dated as of August 1, 2021 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).
10.2	Tax Matters Agreement by and between XPO Logistics, Inc. and GXO Logistics, Inc., dated as of August 1, 2021 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).
10.3	Employee Matters Agreement by and between XPO Logistics, Inc. and GXO Logistics, Inc., dated as of August 1, 2021 (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).
10.4	Intellectual Property License Agreement by and between XPO Logistics, Inc. and GXO Logistics, Inc., dated as of July 30, 2021 (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).
10.5+	GXO Logistics, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).
10.6+	Form of Option Award Agreement under the GXO Logistics, Inc. 2021 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on June 9, 2021).
10.7+	GXO Logistics, Inc. Severance Plan (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).
10.8+	GXO Logistics, Inc. Cash Long-Term Incentive Plan (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on August 2, 2021).

Exhibit Number	Description
10.9+	Award Agreement under the XPO Logistics, Inc. Cash Long-Term Incentive Plan between XPO Logistics, Inc. and Malcolm Wilson, dated as of January 15, 2020 (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on June 9, 2021).
10.10+	Offer Letter between XPO Logistics Europe and Malcolm Wilson, dated as of May 14, 2021 (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on June 9, 2021).
10.11+	Service Agreement between XPO Supply Chain UK Limited and Malcolm Wilson, dated as of May 14, 2021 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on June 9, 2021).
10.12+	Award Agreement under the XPO Logistics, Inc. Cash Long-Term Incentive Plan between XPO Logistics, Inc. and Maryclaire Hammond dated as of January 15, 2020 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on June 9, 2021).
10.13+	Offer Letter between XPO Logistics Europe and Maryclaire Hammond, dated as of May 14, 2021 (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on June 9, 2021).
10.14+	Service Agreement between XPO Supply Chain UK Limited and Maryclaire Hammond, dated as of May 14, 2021 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on June 9, 2021).
10.15+	Pension Top Up Letter between XPO Logistics Europe and Maryclaire Hammond, dated as of May 14, 2021 (incorporated by reference to Exhibit 10.12 to the Company’s Amendment No. 3 to the Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on July 7, 2021).
10.16+	Award Agreement under the XPO Logistics, Inc. Cash Long-Term Incentive Plan between XPO Logistics, Inc. and Karlis Kirsis, dated as of January 15, 2020 (incorporated by reference to Exhibit 10.17 to the Company’s Amendment No. 5 to the Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on July 19, 2021).
10.17+	Offer Letter between XPO Logistics Europe and Karlis Kirsis, dated as of July 9, 2021 (incorporated by reference to Exhibit 10.16 to the Company’s Amendment No. 4 to the Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on July 15, 2021).
10.18+	Service Agreement between XPO Supply Chain UK Limited and Karlis Kirsis, dated as of July 9, 2021 (incorporated by reference to Exhibit 10.14 to the Company’s Amendment No. 4 to the Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on July 15, 2021).
10.19+	Pension Top Up Letter between XPO Logistics Europe and Karlis Kirsis, dated as of July 9, 2021 (incorporated by reference to Exhibit 10.15 to the Company’s Amendment No. 4 to the Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on July 15, 2021).
10.20+	Offer Letter between XPO Logistics, Inc. and Baris Oran, dated as of April 20, 2021 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on June 9, 2021).

Exhibit Number	Description
10.21+	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors (2021 Omnibus Incentive Compensation Plan) (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q (Commission file no. 001-40470) filed with the SEC on November 2, 2021).
10.22+	Form of Restricted Stock Unit Award Agreement (Service-Vesting) (2021 Omnibus Incentive Compensation Plan) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q (Commission file no. 001-40470) filed with the SEC on May 5, 2022).
10.23+	Form of Performance Stock Unit Award Agreement (Service-Vesting) (2021 Omnibus Incentive Compensation Plan) (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q (Commission file no. 001-40470) filed with the SEC on May 5, 2022).
10.24+	Offer Letter between GXO Logistics, Inc. and Elizabeth Fogarty, dated as of October 22, 2021 (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q (Commission file no. 001-40470) filed with the SEC on November 2, 2021).
10.25	Credit Agreement, dated as of June 23, 2021, by and among GXO Logistics, Inc., the lenders and other parties from time to time party thereto, and Citibank, N.A., as Administrative Agent and an Issuing Lender (incorporated by reference to Exhibit 10.13 to the Company’s Amendment No. 3 to the Registration Statement on Form 10 (Commission file no. 001-40470) filed with the SEC on July 7, 2021).
10.26	Bridge Term Loan Credit Agreement, dated as of February 28, 2022, by and among GXO Logistics, Inc., the lenders and other parties from time to time thereto, Barclays Bank plc, as Administrative Agent, Barclays Bank plc and Citibank, N.A., as Joint Lead Arrangers and Joint Bookrunners, Citibank, N.A., as Syndication Agent, and certain financial institutions to be appointed, as Co-Documentation Agents (incorporated by reference to Exhibit 10.02 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on March 1, 2022).
10.27	Term Loan Credit Agreement, dated as of March 22, 2022, by and among GXO Logistics, Inc., the lenders and other parties from time to time party thereto, and Barclays Bank plc, as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on March 23, 2022).
10.28	Form of Deed of Irrevocable Undertaking (incorporated by reference to Exhibit 10.01 of the Company’s Current Report on Form 8-K (Commission file no. 001-40470) filed with the SEC on March 1, 2022).
21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K (Commission file no. 001-40470) filed with the SEC on February 17, 2022).
23.1*	Consent of KPMG LLP.
23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on signature pages attached hereto).
25.1*	Statement of Eligibility of Computershare Trust Company, N.A., as Trustee with respect to the Indenture.
99.1*	Form of Letter of Transmittal.
107*	Filing Fee Table.

*
Filed herewith.

+
This exhibit is a management contract or compensatory plan or arrangement.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(7)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(8)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 12, 2022, in the City of Greenwich, State of Connecticut.
GXO Logistics, Inc.
By:
/s/ Malcolm Wilson

Name: Malcolm Wilson
Title:    Chief Executive Officer
POWER OF ATTORNEY
BE IT KNOWN BY THESE PRESENT, that each director whose signature appears below constitutes and appoints Malcolm Wilson, Baris Oran and Karlis Kirsis and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462, and otherwise, and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on May 12, 2022.
Signature	Title
/s/ Malcolm Wilson Malcolm Wilson	Director and Chief Executive Officer (Principal Executive Officer)
/s/ Baris Oran Baris Oran	Chief Financial Officer (Principal Financial Officer)
/s/ Paul Blanchett Paul Blanchett	Chief Accounting Officer (Principal Accounting Officer)
/s/ Brad Jacobs Brad Jacobs	Chairman of the Board of Directors
/s/ Marlene Colucci Marlene Colucci	Vice Chair of the Board of Directors
/s/ Gena Ashe Gena Ashe	Director
/s/ Clare Chatfield Clare Chatfield	Director

Signature	Title
/s/ Joli Gross Joli Gross	Director
/s/ Jason Papastavrou Jason Papastavrou	Director
/s/ Oren Shaffer Oren Shaffer	Lead Independent Director of the Board of Directors